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                                                                    Exhibit 10.5

                             EMPLOYMENT AGREEMENT





                                COINSTAR, INC.

                                      and

                                  CAROL LEWIS











                           Dated as of June 18, 2001
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                             EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement"), dated as of June 18, 2001, between Coinstar, Inc., a Delaware corporation ("Employer"), and Carol Lewis ("Employee");

                             W I T N E S S E T H:
                             --------------------

     WHEREAS, Employer and Employee wish to document certain understandings and agreements; and

     WHEREAS, Employer desires to continue to employ Employee upon the terms and conditions set forth herein; and

     WHEREAS, Employee is willing to provide services to Employer upon the terms and conditions set forth herein;

                             A G R E E M E N T S:
                             --------------------

     NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1.   EMPLOYMENT

     Employer will continue to employ Employee and Employee will continue to provide services to Employer as its Chief Administrative Officer.

2.   ATTENTION AND EFFORT

     Employee will devote all of her productive time, ability, attention and effort to Employer's business and will skillfully serve its interests during the term of this Agreement.

3.   TERM

     Unless otherwise terminated pursuant to paragraph 6 of this Agreement, Employee's term of employment under this Agreement shall expire on December 31, 2002.

4.   COMPENSATION

     During the term of this Agreement, Employer agrees to pay or cause to be paid to Employee, and Employee agrees to accept in exchange for the services rendered hereunder by her, the following compensation:


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     4.1.     Base Salary

     Employee's compensation shall consist, in part, of an annual base salary of One Hundred Seventy Thousand Dollars ($170,000) before all customary payroll deductions. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other officers of Employer are paid. Employee's salary shall be reviewed annually by Employer's Compensation Committee to determine in its discretion an appropriate increase in the base salary.

     4.2.     Bonus

     Employee shall be eligible for and receive her annual cash bonus for each calendar year during the term of this Agreement, provided Employer meets performance targets applicable to such bonuses, and, provided further, any such bonus shall be pro-rated in the event of a termination without Cause or for Good Reason.

     4.3.     Acceleration of Stock Options

     One-hundred percent (100%) of Employee's unvested Coinstar options shall immediately vest in the event Employee is terminated without Cause or terminates for Good Reason during the term of this Agreement.

     4.4      Stay Bonus

     Employee shall receive a one-time bonus equal to three months' base salary (net of applicable withholding) if Employee is employed by Employer on the earlier of (i) December 1, 2001 and (ii) the date on which Employer hires a new President and Chief Executive Officer (the "Primary Stay Bonus"); provided, that in the event Employer has not hired a new President and Chief Executive Officer by December 1, 2001, Employee shall receive an additional one-time bonus equal to three months' base salary (net of applicable withholding) if Employee is employed by Employer on the date on which Employer does hire a new President and Chief Executive Officer ("Additional Stay Bonus").

5.   BENEFITS, OUTPLACEMENT AND OTHER SERVICES

     5.1.     Benefits

     During the term of this Agreement, Employee will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in fringe benefit programs as shall be provided from time to time by, to the extent required, action of Employer's Board of Directors.

     5.2.     Outplacement and Other Services

     In the event of a termination without Cause or for Good Reason hereunder, Employee shall be provided with outplacement services by the Lee Hecht Harrison firm in an amount


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not to exceed Five Thousand Dollars ($5,000). Such services will be evidenced by appropriate invoices and billed directly to Employer. Employee shall receive reimbursement for professional tax planning services in an amount not to exceed the cost of four (4) hours of such services in addition to the fifteen (15) hours already authorized by the Compensation Committee of the board for option exercise tax planning strategy services for members of the senior management team.

6.   TERMINATION

     Employment of Employee pursuant to this Agreement may be terminated as follows, but in any case, the provisions of paragraph 8 hereof shall survive the termination of this Agreement and the termination of Employee's employment hereunder:

     6.1.     By Employer

     With or without Cause (as defined below), Employer may terminate the employment of Employee at any time during the term of employment upon giving Notice of Termination (as defined below).

     6.2.     By Employee

     Employee may terminate her employment at any time, for any reason, upon giving Notice of Termination.

     6.3.     Automatic Termination

     This Agreement and Employee's employment hereunder shall terminate automatically upon the death or total disability of Employee. The term "total disability" as used herein shall mean Employee's inability to perform the duties set forth in paragraph 1 hereof for a period or periods aggregating 180 calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Employee's control, unless Employee is granted a leave of absence by the Employer. Employee and Employer hereby acknowledge that Employee's ability to perform the duties specified in paragraph 1 hereof is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Employee's death occurs or (b) immediately upon a determination by the Employer of Employee's total disability, as defined herein.

     6.4.     Notice

     The term "Notice of Termination" shall mean at least 30 days' written
               ---------------------
notice of termination of Employee's employment, during which period Employee's employment and performance of services will continue; provided, however, that
                                                      --------  -------
Employer may, upon notice to Employee and without reducing Employee's compensation during such period, excuse Employee from any or all of her duties during such period. The effective date of the termination of Employee's employment hereunder shall be the date on which such 30-day period expires.


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7.   TERMINATION PAYMENTS

     In the event of termination of the employment of Employee, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this paragraph 7:

     7.1.     Termination by Employer

     (i) If Employer terminates Employee's employment without Cause prior to the date on which Employer hires a new President and Chief Executive Officer, Employee shall be entitled to receive (a) termination payments equal to nine (9) months' annual base salary and (i) two times (2x) the amount of the Primary Stay Bonus in the event Employee's employment is terminated effective prior to December 1, 2001 or (ii) two times (2x) the amount of the Secondary Stay Bonus in the event Employee's employment is terminated effective after December 1, 2001 and prior to the date on which Employer hires a new President and Chief Executive Officer, and (b) any unpaid annual base salary which has accrued for services already performed as of the date termination of Employee's employment becomes effective. Such payment shall be provided in equal monthly installments, less applicable deductions and tax withholding, at regular payroll intervals. Employer agrees to continue Employee's health insurance benefits, including current dependent coverage, for nine (9) months following the date the Employee is terminated without Cause. Thereafter Employee may self-pay health insurance under COBRA if she elects to do so. All other Employer benefits cease on the date of termination without Cause. If Employee is terminated by Employer for Cause, Employee shall not be entitled to receive any of the foregoing benefits, other than those set forth in clause (b) above.

     (ii) If Employer terminates Employee's employment without Cause after the date on which the Employer hires a new President and Chief Executive Officer and prior to the end of the term of this Agreement, Employee shall be entitled to receive (a) termination payments equal to (i) nine (9) months' annual base salary in the event of such termination prior to April 1, 2002, or (ii) six (6) months' annual base salary for any such termination thereafter, and (b) any unpaid annual base salary which has accrued for services already performed as of the date termination of Employee's employment becomes effective. Such payment shall be provided in equal monthly installments, less applicable deductions and tax withholding, at regular payroll intervals. Employer agrees to continue Employee's health insurance benefits, including current dependent coverage, for
(i) nine (9) months if Employee is terminated without Cause after the date on which the Employer hires a new President and Chief Executive Officer and prior to April 1, 2002, or (ii) six (6) months if Employee is terminated without Cause thereafter. Thereafter Employee may self-pay health insurance under COBRA if she elects to do so. All other Employer benefits cease on the date of termination without Cause. If Employee is terminated by Employer for Cause, Employee shall not be entitled to receive any of the foregoing benefits, other than those set forth in clause (b) above. In the event Employee obtains other employment during any salary continuation period hereunder following a termination without Cause or for Good Reason,


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Employer's obligation shall be offset by the amount of salary or pay received from such other employment.

     7.2.     Termination by Employee

     In the case of the termination of Employee's employment by Employee for other than Good Reason, Employee shall not be entitled to any payments hereunder, other than those set forth in clause (b) of subparagraph 7.1 hereof. In the case of a termination for Good Reason, Employee shall be entitled to receive termination payments equal to (i) nine (9) months' annual base salary if she terminates prior to April 1, 2002, or (ii) six (6) months' annual base salary if she terminates thereafter, and (b) any unpaid annual base salary which has accrued for services already performed as of the date termination of Employee's employment becomes effective. Such payment shall be provided in equal monthly installments, less applicable deductions and tax withholding, at regular payroll intervals. Employer agrees to continue Employee's health insurance benefits, including current dependent coverage, for (i) nine (9) months if Employee terminates for Good Reason prior to April 1, 2002, or (ii) six (6) months if Employee terminates for Good Reason thereafter. Thereafter Employee may self-pay health insurance under COBRA if she elects to do so. All other Employer benefits cease on the date of termination for Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following events or conditions and the failure of the Employer to cure such event or condition within 30 days after receipt of written notice from the Employee:

     (a) a change in the Employee's status, position or responsibilities (including reporting responsibilities) that, in the Employee's reasonable judgment, represents a substantial reduction in the status, position or responsibilities as in effect immediately prior thereto; the assignment to the Employee of any duties or responsibilities that, in the Employee's reasonable judgment, are materially inconsistent with such status, title, position or responsibilities; or any removal of the Employee from or failure to reappoint or reelect the Employee to any of such positions, except in connection with the termination of the Employee's employment for Cause, as a result of his total disability or death, or by the Employee other than for Good Reason;

     (b)      a reduction in the Employee's annual base salary;

     (c) requiring the Employee (without the Employee's consent) to be based at any place outside a 50-mile radius of his place of employment, except for reasonably required travel on the Employer's business that is not materially greater than such travel requirements prior to the effective date of this Agreement;

     (d) the Employer's failure to (i) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the Employee was participating, or (ii) provide the Employee with compensation and benefits


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              substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice in effect immediately prior to the effective date of this Agreement;

     (e) any material breach by the Employer of its obligations to the Employee under this Agreement;

     (f) the termination of employment by Employee more than thirty (30) and less than one-hundred eighty (180) days following the hiring of a new President and Chief Executive Officer by Employer; or

     (g) any purported termination of the Employee's employment or service relationship for Cause that is not in accordance with the definition of Cause under this Agreement.

     7.3.     Expiration of Term

     In the case of a termination of Employee's employment as a result of the expiration of the term of this Agreement, Employee shall not be entitled to receive any payments hereunder, other than those set forth in clause (b) of subparagraph 7.1 and any bonus to which Employee may be entitled under subparagraph 4.2 and 4.4 hereof.

     7.4.     Payment Schedule

     All payments under this paragraph 7 shall be made to Employee at the same interval as payments of salary were made to Employee immediately prior to termination.

     7.5.     Cause

     Wherever reference is made in this Agreement to termination being with or without Cause, "Cause" is limited to the occurrence of one or more of the
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following events:

     (a) Failure or refusal to carry out the lawful duties of Employee described in Section 1 hereof or any directions of the Board of Directors of Employer, which directions are reasonably consistent with the duties herein set forth to be performed by Employee;

     (b) Violation by Employee of a state or federal criminal law involving the commission of a crime against Employer or a felony;

     (c) Current use by Employee of illegal substances; deception, fraud, misrepresentation or dishonesty by Employee; any act or omission by Employee which substantially impairs Employer's business, good will or reputation; or

     (d)      Any other material violation of any provision of this Agreement.


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     7.6      Non-payment

     In the event of any non-payment by Employer of any amount due under this paragraph 7 in breach of this Agreement, which breach is not cured by Employer within 15 days of the date such payment was due, Employee shall be entitled to an amount equal to twice the amount of the amount which is not paid when due.

8.   NONCOMPETITION, NONDISCLOSURE AND NONDISPARAGEMENT

     (a) The nature of Employee's employment with Employer has given Employee access to trade secrets and confidential information, including information about its technology and customers. Therefore, during the Applicable Period (as defined below) following termination of employment for whatever reason, Employee agrees that she will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any business or activity whose efforts are in competition with (i) the products or services manufactured or marketed by Employer at the time of this Agreement, or (ii) the products or services which have been under research or development by Employer during the term of Employee's employment, and which Employer has demonstrably considered for further development or commercialization. The geographic scope of this restriction shall extend to anywhere Employer is doing business, has done business or intends to do business. Employee acknowledges that the restrictions are reasonable and necessary for protection of the business and goodwill of Employer. For purposes of this paragraph 8, "Applicable Period" means (i) nine
(9) months, if Employee's employment terminates prior to April 1, 2002, or (ii) six (6) months, if Employee's employment terminates on or after April 1, 2002.

     If, within the Applicable Period following the date of termination, Employee violates this paragraph 8, Employee shall forfeit any remaining termination payments provided under paragraph 7. In addition, the Board may require that Employee forfeit to Employer any economic value realized upon exercise of options that were accelerated in connection with the Employee's termination for Good Reason or without Cause.

     (b) Employee further agrees that she will not at any time disclose confidential information about Employer relating to its business, technology, practices, products, marketing, sales, services, finances or legal affairs.

     (c) Following termination of Employee for any reason, Employee and Employer shall refrain from making any derogatory comment in the future to the press or any individual or entity regarding the other that relates to their activities or relationship prior to the date of termination, which comment would likely cause material damage or harm to the business interests or reputation of Employee or Employer. Employee acknowledges that the non-disparagement provisions of this Section 8(c) are essential to Employer, that Employer would not enter into this Agreement if it did not include this Section 8(c), and that damages sustained by Employer as a result of a breach of this Section 8(c) cannot be adequately


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quantified or remedied by damages alone. Accordingly, Employer shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section 8(c).

9.   REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

     Employee represents and warrants that neither the execution nor the performance of this Agreement by Employee will violate or conflict in any way with any other agreement by which Employee may be bound, or with any other duties imposed upon Employee by corporate or other statutory or common law.

10.  FORM OF NOTICE

     All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

     If to Employee:       Carol Lewis
                           1709 39th Avenue
                           Seattle, WA 98122

     If to Employer:       Coinstar, Inc.
                           1800 114/th/ Avenue SE
                           Bellevue, WA 98004

     Copy to:              Perkins Coie LLP
                           Attn: Stephanie Daley-Watson
                           1201 Third Ave., 40th Floor
                           Seattle, WA 98101-3099

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

11.  ASSIGNMENT

     This Agreement is personal to Employee and shall not be assignable by Employee. Employer may assign its rights hereunder to (a) any corporation or other entity resulting from any merger, consolidation or other reorganization to which Employer is a party or (b) any corporation, partnership, association or other person to which Employer may transfer all or substantially all of the assets and business of Employer existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.


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12.  WAIVERS

     No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

13.  ARBITRATION

     Any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), conducted by one arbitrator either mutually agreed
             ---------
upon by Employer and Employee or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys' fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision shall not preclude Employer from seeking court enforcement or relief based upon an alleged violation of Employee's obligations under any noncompetition or non-disclosure agreement. Prior to the initiation of any arbitration hereunder, the parties shall engage in mandatory mediation in the interest of expediting a prompt resolution of any dispute. The Employer shall be responsible for payment of any and all costs and fees of such mediation, including attorneys' fees for Employee, in an amount not to exceed Ten Thousand Dollars ($10,000).

14.  AVAILABILITY AND CONSULTATION

     If Employee's employment with Employer terminates for any reason, Employee will thereafter make herself reasonably available to Employer and counsel for Employer for the purpose of enabling Employer to defend against any legal claims in which Employer determines she may have knowledge or information. Employer will reimburse Employee for reasonable out-of-pocket expenses incurred in connection with any consultations under this Section 14.

15   AMENDMENTS IN WRITING

     No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Employer and Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific


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purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Employer and Employee.

16   APPLICABLE LAW

     This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

17   SEVERABILITY

     If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

18   HEADINGS

     All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

19   COUNTERPARTS

     This Agreement, and any amendment or modification entered into pursuant to paragraph 14 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

20   ENTIRE AGREEMENT

     Except for (1) [that certain Proprietary Invention and Information Agreement dated_________], and (2) the continuing rights, amended by paragraph 4 hereof, and obligations under Employee's existing stock option agreements, this Agreement sets forth the entire understanding between Employee and Employer, superseding any prior agreements or understandings, express or implied, pertaining to the terms of Employee's employment with Employer. Employee acknowledges that in executing this Agreement, she does not rely upon any representation or statement by any representative or agent of Employer concerning the subject matter of this Agreement.


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     IN WITNESS WHEREOF, the parties have executed and entered into this
Agreement on the date set forth above.


                                             COINSTAR, INC.


/s/ M. Carol Lewis                           By:  /s/ William Ruckelshaus
CAROL LEWIS                                  Its: Compensation Committee Chair

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